UNITED  STATES
                       SECURITIES  AND  EXCHANGE  COMMISSION
                             WASHINGTON,  D.C.  20549
                                   FORM  12B-25

                           NOTIFICATION  OF  LATE  FILING
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(CHECK ONE):  [  ]Form 10-K  [ ]Form 20-F  [ ]Form 11-K   [X ]Form 10-Q  [ ]Form
                              N-SAR   [  ]Form  N-CSR

                     For  the  period  ended:  March  31,  2006
                       [  ]  Transition  Report  on  Form  10-K
                       [  ]  Transition  Report  on  Form  20-F
                       [  ]  Transition  Report  on  Form  11-K
                       [  ]  Transition  Report  on  Form  10-Q
                        [  ]  Transition  Report  on  Form  N-SAR

                        For  the  Transition  Period  Ended:

PART  I  --  REGISTRANT  INFORMATION

Xtreme  Companies,  Inc.
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Full  Name  of  Registrant


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Former  Name  if  Applicable


300  Westlink  Dr.
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Address  of  Principal  Executive  Office  (Street  and  Number)


Washington,  MO  36090
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City,  State  and  Zip  Code

PART  II  --  RULES  12B-25(B)  AND  (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X](a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X](b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ](c) The accountant's statement or other exhibit required by Rule 12b- 25(c) has been attached if applicable.

PART  III  --  NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company is unable to prepare its 10-QSB within the prescribed time period because the review of our financial statements is not complete.

PART  IV  --  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Laurie  Phillips              (636)  390-9000
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(Name)            (Area  Code)  (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X]Yes [ ]No____________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [X]No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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Xtreme  Companies,  Inc.
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(Name  of  Registrant  as  Specified  in  Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date      May  15,  2006
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By       /s/  Laurie  Phillips
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         Laurie  Phillips
         Chief  Executive  Officer